KPMG LLP
Suite 1400
2323 Ross Avenue
Dallas, TX 75201-2721

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 12, 2021, except for Note 2, and the correspondingly impacted portions of Notes 3, 4, 5, 6, 7, 8, 9, 13, 14, 15, and 22, and the correspondingly impacted supplemental schedules I, III, and V, as to which the date is July 16, 2021, with respect to the consolidated financial statements and supplemental schedules I, III, IV and V, included herein.

KPMG LLP

Dallas, Texas
September 24, 2021